Exhibit 10.30

CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (the “Settlement Agreement”) is entered into as of March 31, 2018 by and among VerifyMe, Inc., a Nevada corporation (the “Company”),  Laurence J. Blickman (“Blickman”) Paul F. Klapper (“Klapper”), Stephen H. Silver, individually and as Trustee of the Stephen H. Silver Revocable Trust (“Silver”), PFK Development Group, Ltd. (“PFKD”), PFK Acquisition Group II, LLC (“PFKA”), Clydesdale Partners, LLC (“Clydesdale”), and Clydesdale Partners II, LLC (“Clydesdale II” and, together with PFKA and Clydesdale, the “Funds”) (the “Parties” and each individually a “Party”).

WHEREAS, the Company and PFKD have entered into that certain Revenue Sharing Agreement, dated September 1, 2014 and attached hereto as Schedule 1 (the “Klapper Revenue Sharing Agreement”);

WHEREAS, the Company and Stephen H. Silver have entered into that certain Revenue Sharing Agreement, dated September 1, 2014 and attached hereto as Schedule 2 (the “Silver Revenue Sharing Agreement” and, together with the Klapper Revenue Sharing Agreement, the “Revenue Sharing Agreements”);

WHEREAS, pursuant to the Revenue Sharing Agreements, the Company agreed to pay to each of PFKD and Silver a 5% commission arising from certain revenue the Company may generate in the future;

WHEREAS, pursuant to loans made by certain parties, the Company agreed to issue Klapper and/or the Funds warrants to purchase up to Three Million Seven Hundred Thousand (3,700,000) shares of the Company’s common stock, par value $0.001 (“Common Stock”) at an exercise price of $0.40 per share (the “Warrants”);

WHEREAS, the Warrants have not been issued;

WHEREAS, Blickman is a director of the Company and an investor in the Funds; and

WHERAS, disputes have arisen as to whether Klapper agreed to cancel the Warrants in exchange for valid consideration and whether the Revenue Sharing Agreements were issued in accordance with applicable laws.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Effective Date.  The Effective Date of this Settlement Agreement will be the date this Settlement Agreement is executed by all the Parties.

2.          Termination of Revenue Sharing Agreements; Cancellation of Warrants.  The Revenue Sharing Agreements shall be terminated, and the Warrants shall be cancelled, in full as of the Effective Date without any liability to the Company.

3.          Settlement Terms.  On the Effective Date, the Company shall pay Five Hundred Thousand Dollars ($500,000) (the “Settlement Amount”) to PFKD and Silver and issue them One Million (1,000,000) shares of Common Stock (the “Settlement Shares”).  The Settlement Amount shall be paid in accordance with the instructions set forth on Schedule 3 attached hereto and the Settlement Shares shall be issued on the Effective Date by delivery in accordance with Schedule 3.  In connection with the issuance of the Settlement Shares, on the Effective Date, the Company, Clydesdale and Silver shall execute a Stock Purchase Agreement and the Company, the Funds and Silver shall execute a Registration Rights Agreement in the forms attached hereto as Exhibits A and B with respect to the Settlement Shares.

4.          Registration of Shares. Pursuant to the Registration Rights Agreement, the Company will file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission on or before the earlier of (i) fifteen (15) days following the filing of the Company’s Annual Report on Form 10-K (which includes Part III) for the fiscal year ended December 31, 2017, or (ii) April 30, 2018, and use commercially reasonable efforts to register the Settlement Shares, the shares of Common Stock listed on Schedule 4 attached hereto as having been purchased less than twelve (12) months ago, and the other shares of Common Stock listed on Schedule 4 that will be distributed by the Funds to their investors pursuant to Section 6 below.

5.          Confirmation of Currently Owned Stock and Warrants.  The Parties hereby agree that, immediately prior to the Effective Date, the shares of Common Stock and the warrants and options to purchase shares of the Common Stock (excluding the Warrants, as defined above) owned by Klapper, PFKD, the Funds, Silver and members of Silver’s family are as set forth on Schedule 4 attached hereto. Within ten (10) days after the Effective Date, the Company will: (a) issue any previously unissued or incorrectly issued shares, warrants or options as set forth on Schedule 4, including, without limitation, all shares issuable upon the exercise of such warrants and options that are exercised prior to the Effective Date, with all such shares that are no longer subject to the Rule 144 holding period being issued as unlegended shares, and (b) subject to delivery of the share certificates to the Company’s stock transfer agent, cause the stock transfer agent to replace the certificates for all outstanding shares listed on Schedule 4 that are no longer subject to the Rule 144 holding period with unlegended certificates for such shares (or otherwise remove the legend from such certificates).  For the purposes of this Section 5, shares are not subject to the Rule 144 holding period (i) twelve (12) months after payment in the case of a person who is not (and has not for the past three months been) an affiliate of the Company, or (ii) three (3) months after a person ceases to be a director of the Company.

6.            Distribution of Common Stock and Warrants.  Within ten (10) days after the Effective Date, each of the Funds shall take the necessary steps to distribute all of the shares of the Common Stock (including any Settlement Shares held by such Fund, other than 166,667 Settlement Shares that will first be transferred to an unrelated third party), and all of the warrants to purchase shares of the Common Stock, held by such Fund to such Fund’s investors, pro rata in accordance with the amounts of such investors’ respective investments in such Fund, and direct the Company to reissue such shares and warrants in the names of such investors.  Such distribution and direction shall be effected by means of the letters attached hereto as Exhibit C.  The Company shall promptly transfer such shares and warrants to such investors at the Company’s sole expense, subject for each Fund investor to providing a taxpayer identification number and other reasonable information requested by the transfer agent of the Company.

7.           Board of Directors.  As of the Effective Date, Klapper will resign from the Company’s Board of Directors.  In conjunction with Klapper’s resignation, the Company will issue a press release thanking him for his service on the Company’s Board of Directors and announcing the amicable settlement of all prior disputes between Klapper and the Company.

8.            Mutual Releases. As of the Effective Date, each of the Parties and the other signatories thereto shall sign the General Release in the form attached to this Settlement Agreement as Exhibit D.

9.            Blickman Investments. By signing this Settlement Agreement, Klapper and each of the respective Funds acknowledges that Blickman, directly or indirectly, owns the membership interests in the Funds set forth on Schedule 5 attached hereto.

10.          No Admission of Wrongdoing.  The Parties deny that they engaged in any wrongdoing, breached any contract, or violated any applicable duty or rule (statutorily, common law, or otherwise) in connection with the matters contemplated in this Settlement Agreement.  Nothing in this Settlement Agreement shall be construed as an admission by any of the Parties of any fault, wrongdoing or liability whatsoever.  Neither this Settlement Agreement, nor any of its terms, shall be offered by any of the Parties in evidence in any arbitral, civil, criminal, administrative, or other proceeding as a concession or admission of fault, wrongdoing or liability.  Nothing in this Section 10, however, shall prevent any Party from using or offering this Settlement Agreement in evidence in any proceeding to enforce and/or effectuate the terms of this Settlement Agreement.

11.          Governing Law/Jurisdiction.  This Settlement Agreement and any dispute arising out of or relating to this Settlement Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada, without regard to any rules or principles governing conflicts of laws.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada for any dispute arising out of or relating to this Settlement Agreement, and agree that any action to enforce the terms of this Settlement Agreement shall be brought in the courts of the State of Nevada, Clark County, or in the United States District Court for the District of Nevada.

12.          Representation by Counsel/Independent Review: The Parties warrant that they have the requisite experience and sophistication to understand, interpret, and agree to the particular language of the provisions hereof.  In addition, the Parties warrant that they were each fully advised by counsel with respect to its rights and obligations and with respect to the execution of this Settlement Agreement.

13.          Interpretation. In the event of an ambiguity in or dispute regarding the interpretation of this Settlement Agreement, the interpretation of this Settlement Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty or against the draftsman, and all Parties expressly agree that in the event of an ambiguity in or dispute regarding the interpretation of this Settlement Agreement, this Settlement Agreement will be interpreted as if each Party participated equally in the drafting.  No Party may offer in evidence or otherwise use, for purposes of suggesting any interpretation of this Settlement Agreement, any prior drafts of this Settlement Agreement.

14.          Entire Agreement.  This Settlement Agreement, together with the Schedules and Exhibits hereto, constitutes the entire understanding and agreement among the Parties with respect to the matters addressed herein, and supersedes any prior written or oral agreements, representations, warranties or statements.  No other representations, covenants, undertakings, or prior or contemporaneous agreements or understandings, oral or written, regarding such matters which are not specifically contained or incorporated herein by reference shall be deemed in any way to bind the Parties except as set forth in this Settlement Agreement and the Schedules and Exhibits hereto. To the extent that there is any inconsistence or ambiguity between the terms of any of the Exhibits and this Settlement Agreement, the terms of this Settlement Agreement shall prevail.

15.          Attorneys’ Fees. Except as otherwise expressly provided herein, the Parties shall bear their own attorneys’ fees and costs. In the event any action is instituted with respect to or arising out of this Settlement Agreement, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees and costs, including expert fees and costs.

16.          Binding Effect.  This Settlement Agreement shall be binding upon, and inure to the benefit of, all Parties, their successors and assigns.  Except as set forth in any of the Exhibits hereto, this Settlement Agreement is not intended, and shall not be construed, to create rights in or confer benefits to any other persons, and there shall not be any third-party beneficiaries thereto.

17.          Severability. The provisions of this Settlement Agreement are severable.  Should any provision be found to be invalid, unlawful or unenforceable by a court of competent jurisdiction, the remaining terms and provisions of this Settlement Agreement shall remain in full force and effect.  If any provision of this Settlement Agreement is held to be invalid, unlawful or unenforceable by a court of competent jurisdiction, that provision shall be replaced by a valid and enforceable substitute provision that carries out, as closely as possible, the intentions of the Parties under this Settlement Agreement.

18.          Amendment/Modification.  This Settlement Agreement may be modified only by a writing which expressly refers to this Settlement Agreement and is signed by or on behalf of all Parties.

19.          Counterparts; Facsimile.  This Settlement Agreement may be executed in any number of counterparts and such counterparts may be delivered by facsimile, email or other electronic means.  Each such counterpart shall be deemed an original, and all of the counterparts together shall constitute one and the same instrument.

20.          Headings.  The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Settlement Agreement.

21.          Warranty of Authority.  Each person executing this Settlement Agreement represents and warrants that he or she has full authority to sign this Settlement Agreement on behalf of the Party for which he or she is acting and that the Parties will thereby be fully bound by the terms of this Settlement Agreement.  The Parties specifically represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or action which is the subject of this Settlement Agreement.

22.          Waiver of Breach.  The Parties may not waive or vary any right hereunder except by an express written waiver or variation.   Any failure to exercise or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one Party of any breach of this Settlement Agreement by another Party shall not be deemed a waiver of any other prior or subsequent breach of this Settlement Agreement.

23.          Restricted Stock.  The Company acknowledges that, as of the date of this Settlement Agreement, three hundred thousand (300,000) shares of the Common Stock of the Company issued to Klapper as restricted shares for his services as a director of the Company are fully vested.

24.          Covenant to Remove Restrictive Legends.  In connection with requests by Klapper, Silver, the Funds or investors in the Funds to remove restrictive legends from restricted stock certificates held by any of these persons, the Company shall cause its counsel to promptly issue legal opinions necessary for the removal of such legends, subject to (i) the requirement that an exemption from registration exists under Rule 144 under the Securities Act of 1933 or another applicable provision of, or rule under, that Act, and  (ii) the requesting persons’ compliance with customary practices, including execution of a seller’s representation letter.

IN WITNESS THEREOF, the Parties hereto knowingly and voluntarily executed this Settlement Agreement as of the date set forth above:

VERIFYME, INC.

By: ________________________
Its: ________________________

PAUL F. KLAPPER

___________________________

STEPHEN H. SILVER

___________________________

PFK DEVELOPMENT GROUP, LTD.

By: ________________________
Its: ________________________

PFK ACQUISITION GROUP II, LLC

By: _________________________
Its: _________________________

CLYDESDALE PARTNERS, LLC

By: _________________________
Its: _________________________

CLYDESDALE PARTNERS II, LLC

By: _________________________
Its: _________________________